CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Strong Schafer Funds, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 2 to the Registration Statement of Strong Schafer Funds, Inc. on Form N-1A of our report dated November 4, 1998, on our audit of the financial statements and financial highlights of Strong Schafer Balanced Fund (one of the funds included in the Strong Schafer Funds, Inc.), which report is included in the Annual Report to Shareholders for the year ended September 30, 1998, which is incorporated by reference in the Registration Statement. We also consent to the references to our Firm under the captions "Independent Accountants" in the Statement of Additional Information and "Financial Highlights" in the Prospectus.




/s/ PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
January 25, 1999

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